EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into as of this 30th day of October, 1998, by and between The Penn Traffic Company (the "Company") and Joseph V. Fisher ("Executive").

         1. EMPLOYMENT. (a) The Company hereby agrees to engage, hire and employ Executive as an employee as of the Effective Date (as defined) and, during the Term (as defined), as President and Chief Executive Officer of the Company.

                  (b) Executive hereby accepts employment as the President and Chief Executive Officer of the Company and agrees to provide to the Company his full-time services as President and Chief Executive Officer of the Company, performing such duties as shall reasonably be required of a President and Chief Executive Officer and otherwise on the terms and subject to the conditions set forth in this Agreement. In such capacity, Executive will report to, and serve under the direction of, the Chairman of the Company and the Board of Directors of the Company (the "Board"). Throughout the Term (as hereinafter defined), Executive shall devote his full working time and energy exclusively to performing the services and duties of his employment hereunder to the best of his ability and utilizing all of his skills, experience and knowledge. In addition, the Company will use its reasonable efforts to cause Executive to be elected to the Board. Other than services to be rendered in connection with charitable activities and trade association activities which do not interfere with Executive's day-to-day responsibilities to the Company, without limiting the generality of Paragraph 6, Executive shall not, directly or
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indirectly, engage in or participate in the operation or management of, or render any services to, any other business, enterprise or individual.

         2. TERM. The term of employment of Executive under this Agreement shall commence effective on November 23, 1998 (the "Effective Date") and will continue until the earlier of (i) February 1, 2002 or (ii) the date that Executive or the Company terminates this Agreement pursuant to Paragraph 7, 8 or 9 (the "Term"). Notwithstanding the foregoing, Executive acknowledges and agrees that the Company may contact certain professional references provided by Executive (following an opportunity by Executive to first contact such references) following the date hereof, but prior to the Effective Date. If as a result of such reference checks, the Company determines in its good faith reasonable discretion as a result of such reference checks that Executive has misrepresented any matter to the Company or the Company determines in its good faith reasonable discretion as a result of such contacts that the Executive's experience and performance are inconsistent with the requirements of the position of President and Chief Executive Officer of the Company, it may terminate this Agreement by delivery of written notice to the Executive and (i) if the Executive is not employed by the Prior Employer (as defined below) within 3 months of the date of such notice, the Company shall engage the Executive as a consultant for a period equal to the shorter of (x) one year or (y) the date Executive obtains employment, at a rate of $41,667 per month and (ii) this Agreement shall terminate, be void and of no further force and effect without liability to either party.

         3. LOCATION OF EMPLOYMENT. Executive shall render services primarily at the Company's offices that are located in Syracuse, New York. Notwithstanding the foregoing, Executive acknowledges and agrees that Executive's duties hereunder will include travel outside the Syracuse, New York area, including frequent travel to such geographic locations where the
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Company owns or operates supermarkets or retail grocery stores, as well as other locations within and outside the United States, to attend meetings and other functions as the performance of Executive's duties hereunder may require. In an effort to assist Executive in relocating his primary residence to the Syracuse, New York area, the Company shall provide Executive with relocation assistance in the manner set forth on Schedule A attached hereto.

         4. COMPENSATION.

                  (a) Base Salary. The Company shall pay to Executive a base salary of not less than $500,000 per annum ("Base Salary") for the period commencing on the Effective Date and ending on the date this Agreement is terminated in accordance with Paragraph 2. Executive's Base Salary will be reviewed periodically by the Board and may be increased at such times if the Board, in its sole discretion, determines that an increase is warranted. The Base Salary shall be paid in accordance with the Company's standard payroll practices and will be subject to withholding and other applicable taxes.

                  (b) Target Bonus. Subject to the provisions of this Paragraph 4(b), the Executive shall be entitled to receive an annual cash bonus (the "Target Bonus") for each fiscal year of the Company (i.e, year ending on or about January 30 of each year). The Target Bonus shall range from 0% to 100% of Base Salary depending upon whether the Company meets, exceeds or falls short of the Board-approved budgeted goals for the applicable fiscal year ("Target Performance") and based on criteria established in advance of such fiscal year. Notwithstanding the preceding sentence, the Target Bonus Executive shall be entitled to receive for each of the fiscal years ending January 30, 1999 and January 29, 2000 shall not be less than 50% of Base Salary as in effect during the subject fiscal year; provided, that Executive's Target Bonus for the fiscal year ending January 30, 1999 shall be pro rated (calculated on the basis of
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a 365 day year) for the number of days Executive is employed by the Company in such year. Payments of Target Bonus for any fiscal year shall be made during the first quarter of the fiscal year immediately following the year in respect of which the Target Bonus is payable.

                  (c) Signing Bonus. In addition to the Target Bonus, Executive shall receive on November 6, 1998 a one-time payment of $1,000,000 (subject to adjustment as described below) in respect of a signing bonus (the "Signing Bonus"); provided, that Executive shall be required to return such amount to the Company in the event Executive fails to report to work on the Effective Date. If Executive after the date hereof receives payments from Big V Holding Corp. (or any of its subsidiaries or affiliates) (collectively, the "Prior Employer") pursuant to the Prior Employer's Annual Incentive Bonus Plan and Long Term Incentive Plan (collectively, the "Plans"), the Signing Bonus shall then be reduced by an amount equal to 25% of the aggregate amount of such payments (the "Reduction Amount"). Such reduction shall occur in the following manner: (i) in the event such payments are received by Executive prior to Executive's receipt of the Signing Bonus, the Signing Bonus Executive receives shall be reduced by the Reduction Amount; (ii) in the event such payments are received by the Executive after Executive has received the Signing Bonus in full, Executive shall pay to the Company within five days after his receipt of such payments an amount equal to the Reduction Amount; and (iii) if Executive receives such payments both before and after the date Executive receives the Signing Bonus, clauses (i) and (ii) shall apply as appropriate.

                  (d) Loan. In addition to the other amounts payable under this Paragraph 4, the Company shall, on the Effective Date, provide the Executive with a loan in the amount of $1,000,000 (subject to adjustment as described below) (the "Loan"). The Loan shall be evidenced by a non-negotiable full recourse 6% promissory note (the "Note") in a form
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attached hereto as Exhibit A. In the event Executive receives payments from the
Prior Employer pursuant to the Plans, (i) the outstanding principal amount of the Loan shall be reduced by an amount equal to the Reduction Amount if such payments are received before the Effective Date or (ii) the Executive shall pay to the Company within five days after receipt of such payments an amount equal to the Reduction Amount and such payment shall reduce the outstanding principal amount of the Loan and pro rata the principal amount to be forgiven pursuant to the next succeeding paragraph.

                  On each quarterly anniversary of the Effective Date on which Executive remains employed by the Company, the Loan shall be forgiven in the amount of one-twelfth (1/12) of the principal amount of the Note (as adjusted by the Reduction Amount if received after the Effective Date) plus all accrued and unpaid interest to such date until the principal amount thereof is reduced to zero. If at any time prior to the principal amount of the Note being reduced to zero, Executive (i) has been terminated by the Company other than (A) for Cause (as defined), or (B) due to Executive's death or disability, or (ii) terminates his employment (A) with Good Reason (as defined) or, (B) within six months after the occurrence of a Change of Control (as defined), the entire outstanding principal amount of the Note, plus all accrued and unpaid interest to date shall at that time be forgiven in full and the Company shall have no continuing claim in respect thereof. In the event that Executive (i) is terminated for Cause,
(ii) terminates his employment other than for Good Reason or (iii) is terminated from employment with the Company due to his death or disability, then, in addition to any other rights and remedies the Company may have against the Executive, in any such case, the entire outstanding principal amount of the Note, plus all accrued and unpaid interest to date, shall become immediately due and payable by Executive.
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                  (e) Options. Executive shall be granted on the Effective Date ten-year options to purchase 500,000 shares of the Company's common stock, par value $1.25 per share (the "Common Stock"), with an exercise price equal to the "Fair Market Value" thereof (as defined under the Company's 1993 Long Term Incentive Plan or Performance Incentive Plan (the "Incentive Plans"). Such options may be granted, at the Company's election, under the Incentive Plans and shall vest in five (5) substantially equal annual increments on the Effective Date and on each of the first four anniversaries of the Effective Date on which Executive is still employed as President and Chief Executive Officer. To the extent lawful, the Company shall grant options which will qualify as incentive stock options under the Internal Revenue Code. Should Executive for any reason discontinue to serve as President (or in another comparable position) of the Company prior to 100% vesting of the options, Executive shall forever forfeit the unvested portion of the options. In the event of a "change of control," (as defined in the governing documents of the Incentive Plans), all options that remain unvested at such date shall thereupon become immediately vested in full. As soon as practicable, Executive and the Company will enter into option agreements, in the form contemplated under the Incentive Plans, with respect to the award of options referred to in this Paragraph 4(e).

         5. FRINGE BENEFITS.

                  (a) Executive shall, from and after the Effective Date, have the right to participate in the Company's medical, dental, disability, life and other insurance plans maintained during the Term by the Company for executives of the stature and rank of Executive, and any other plans and benefits, if any, generally maintained by the Company for executives of the stature and rank of Executive during the Term, in each case in accordance with the terms
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and conditions of such plan as from time-to-time in effect (collectively referred to herein as "Fringe Benefits").

                  (b) Subject to the requirements of Executive's office, Executive shall be entitled to four weeks annual vacation to be taken in accordance with the vacation policy of the Company.

                  (c) The Company will, upon being provided with reasonable supporting documentation thereof, promptly reimburse Executive for actual, ordinary and necessary travel and accommodation cost, entertainment and other business expenses incurred as a necessary part of discharging Executive's duties hereunder, including, without limitation, allowance for one-time initiation fees and annual dues for a membership in a country club of Executive's choice.

                  (d) The Company will, upon being provided with reasonable supporting invoices and documentation thereof, promptly pay or reimburse the fees and expenses of Pollack & Kaminsky incurred by Executive in connection with the negotiation and execution of this Agreement up to a maximum amount of $12,500.

         6. NO COMPETITION; CONFIDENTIALITY.

                  (a) Executive agrees that while this Agreement is in effect and for a period of 12 months (with respect to the matters referred to in clause
(i) below) and 18 months (with respect to the matters referred to in clauses
(ii) and (iii) below) after the termination of this Agreement pursuant to Paragraph 2 (the "Termination Date"), the Executive will not without the prior written consent of the Company, as principal, agent, employee, employer, consultant, stockholder (other than as the holder of shares of capital stock of the Company or of not more than 2% of the shares of any other corporation), director or co-partner, or in any other individual or representative capacity whatsoever, directly or indirectly:
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                           (i) engage in any way in any wholesale and/or retail
food business which operates in any state in the United States in which the Company operates during the Term;

                           (ii) induce or attempt to induce any person who is in
the employ of the Company or any subsidiary thereof to leave the employ of the Company or such subsidiary, or employ or attempt to employ any such person or any person who at any time during the preceding twelve (12) months was in the employ of the Company or any subsidiary thereof; or

                           (iii) induce or attempt to induce or assist any other
person, firm or corporation to do any of the actions referred to in (i) or (ii) above (provided, that this Paragraph 6 shall not be interpreted so as to prohibit the Executive from providing references for employees of the Company or its subsidiaries or affiliates who have been solicited by an employee or prospective employer without violation of (ii) above).

         Notwithstanding the foregoing, the provisions of this Section 6(a) shall not apply if this Agreement is terminated by the Executive for Good Reason.

                  (b) Executive agrees that while this Agreement is in effect and for a period of three years following the Termination Date, he will not at any time from and after the date hereof, divulge, furnish or make accessible to any person, or himself make use of other than for the sole benefit of the Company, any confidential or proprietary information of the Company obtained by him while in the employ of the Company other than in connection with his employment with the Company as provided hereunder, including, without limitation, information with respect to any products, services, improvements, formulas, designs, styles, processes, research, analyses, suppliers, customers, methods of distribution or manufacture, contract terms and conditions, pricing, financial condition, organization, personnel, business
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activities, budgets, plans, objectives or strategies of the Company or its proprietary products or of any subsidiary or affiliate of the Company and that he will, prior to or upon the termination of his employment with the Company, return to the Company all such confidential or non-public information, whether in written or other physical form or stored electronically on computer disks or tapes or any other storage medium, and all copies thereof, in his possession or custody or under his control; provided, however, that (x) the restrictions of this paragraph shall not apply to publicly available information or information known generally to the public (without any action on the part of the Executive prohibited by the restrictions of this Paragraph), and (y) the Executive may disclose such information as may required pursuant to any subpoena or other lawful process issued pursuant to any applicable law, rule or regulation.

         Notwithstanding the foregoing, in the event that Executive receives a subpoena or other process or order which may require him to disclose any confidential information, the Executive agrees (i) to notify the Company promptly of the existence, terms and circumstances surrounding such process or order, and (ii) to cooperate with the Company, at the Company's request and at its expense, including, but not limited to, attorneys' fees and expenses, in taking legally available steps to resist or narrow such process or order and to obtain an order (or other reliable assurance reasonably satisfactory to the Company) that confidential treatment will be given to such information as is required to be disclosed.

                  (c) In view of the services which the Executive will perform for the Company and its subsidiaries and affiliates, which are special, unique, extraordinary and intellectual in character and will place him in a position of confidence and trust with the customers and employees of the Company and its subsidiaries and affiliates and will provide him with access to confidential financial information, trade secrets, "know-how" and other
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confidential and proprietary information of the Company and its subsidiaries and affiliates, and recognizing the substantial sums paid and to be paid to the Executive pursuant to the terms hereof, the Executive expressly acknowledges that the restrictive covenants set forth in this Paragraph 6 are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its subsidiaries and affiliates and that the enforcement of such restrictive covenants will not prevent Executive from earning a livelihood. The Executive acknowledges that the remedy at law for any breach or threatened breach of this Paragraph 6 will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including, without limitation, seeking damages sustained by reason of such breach), be entitled to specific performance or injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

         7. GROUNDS FOR TERMINATION BY COMPANY. The Company may terminate this Agreement and Executive's employment hereunder for "Cause" by written notice to Executive setting forth the grounds for termination with specificity, and following, in the case of clauses (iii) - (v) below, a ten (10) business day opportunity by the Executive to remedy any such conduct, which shall include an opportunity by Executive to discuss the matter with the Company's Board of Directors. "Cause" shall mean (i) the commission by the Executive of an act of fraud or embezzlement (including the unauthorized disclosure of confidential or proprietary information of the Company or any of its subsidiaries that results in, or that could reasonably be expected to result in, a material injury to the Company or such subsidiary); (ii) a felony conviction or guilty plea of the Executive or a conviction or guilty plea of any other crime involving moral turpitude; (iii) willful misconduct as an employee of the Company that
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results in material injury to the Company; (iv) the willful failure of the
Executive to render services to the Company in accordance with his employment, which failure amounts to a material neglect of his duties to the Company, as determined in each case by the Board in good faith; and (v) willful and material insubordination on the part of the Executive.

         Any termination for Cause shall be effective upon notice by the Company to Executive as provided at the beginning of this Paragraph 7.

         8. GROUNDS FOR TERMINATION BY EXECUTIVE. Executive may terminate this Agreement and his employment hereunder for Good Reason (as hereinafter defined) by written notice to the Company setting forth the grounds for termination with specificity. "Good Reason" shall mean (a) the failure to elect or appoint the Executive as President and Chief Executive Officer and to the Board of Directors of the Company or (b) the failure by the Company to pay any compensation or other amount due to the Executive under this Agreement, which failure is not remedied within ten (10) business days after written notice thereof is delivered to the Company by Executive. Any termination for Good Reason shall be effective as of the business day immediately following the date upon which the Company was required to (but did not) remedy such failure.

         9. TERMINATION FOR DEATH OR DISABILITY.

                  (a) If during the Term, Executive should die, Executive's employment shall be deemed to have terminated as of the date of death.

                  (b) If during the Term, Executive should suffer a disability which, in fact, prevents Executive from substantially performing his duties hereunder for a period of 180 consecutive days or 230 or more days in the aggregate, in any period of 12 consecutive months, then and in any such event the Company may terminate Executive's services hereunder by a
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written notice to Executive setting forth the grounds for such termination with specificity, which termination will take effect 30 days after such notice is given. Executive may only be terminated for disability if the Company's termination notice is given within 60 days following the end of the aforementioned 180- or 230-day period, whichever the Company relies upon. The existence of Executive's disability for the purposes of this Agreement shall be determined by a physician mutually selected by the Company and Executive, and Executive agrees to submit to an examination by such physician for purposes of such determination.

         10. DESIGNATION OF BENEFICIARY OR BENEFICIARIES. As to any payment to be made under this Agreement to a beneficiary designated by Executive, it is agreed that Executive shall designate such beneficiary (or beneficiaries) or change his designation of such beneficiary (or beneficiaries) from time-to-time by written notice to the Company. In the event Executive fails to designate a beneficiary (or beneficiaries) as herein provided, any payments which are to be made to Executive's designated beneficiary (or beneficiaries) under this Agreement shall be made to Executive's widow, if any, during her lifetime, thereafter to his issue, if any, including legally adopted children, and then to Executive's personal representative.

         11. EFFECT OF COMPANY'S TERMINATION OTHER THAN UNDER PARAGRAPH 7 OR 9 OR EFFECT OF EXECUTIVE'S TERMINATION UNDER PARAGRAPH 8. If (i) the Company terminates Executive's employment under this Agreement for any reason other than Cause, or other than due to his death or disability or (ii) Executive terminates Executive's employment under this Agreement for Good Reason, then:

                  (a) The Company shall continue to pay to Executive his Base Salary then in effect (in the manner in which Base Salary payments have theretofore been paid) for a period equal to the lesser of (x) 24 months from the date of termination and (y) the number of
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months remaining from the effective date of termination until February 1, 2002;
provided, that if such termination occurs between February 1, 2001 and February 1, 2002, such Base Salary payments shall continue for 12 months from the date of termination.

                  (b) The Company shall continue to provide to the Executive the benefits described in Paragraph 5(a) hereof for a period of 12 months from the date of termination. If during Executive's employment hereunder a Change of Control (as defined) occurs, and following such Change of Control, Executive resigns from his position with the Company or, is terminated from employment within the Company within six months from the date of such Change of Control, Executive shall be entitled to enter into a consulting agreement with the Company providing for the Executive to receive a lump sum payment in an amount equal to 24 months of Base Salary. For purposes of this Agreement "Change of Control" shall mean any series of events by which (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) (other than Riverside Acquisition Company, Limited Partnership ("RAC"), Miller Tabak Hirsch & Co. ("MTH") or any affiliate of either thereof) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or securities representing 50% or more of the combined voting power of the Company's voting securities, (ii) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Company, in each case pursuant to a transaction (other than a transaction between the Company and its subsidiaries)
(A) after giving effect to which persons who were members of the Board immediately prior to the transaction do not constitute a majority of the Board of Directors of the successor or survivor
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entity and (B) in which the outstanding voting securities of the Company are changed into or exchanged for cash, securities or other property, with the effect that all or substantially all of the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such reorganization, merger or consolidation, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

         12. EFFECT OF COMPANY'S TERMINATION FOR CAUSE, EXECUTIVE'S TERMINATION WITHOUT GOOD REASON, TERMINATION UPON DEATH OR DISABILITY.

                  (a) If the Company terminates Executive's employment under this Agreement for Cause or Executive terminates his employment under this Agreement other than for Good Reason, or if Executive's employment is terminated due to his death or disability, then the Company shall continue to pay Executive (or his designated beneficiary) his Base Salary through the effective date of termination and, in the case of termination due to Executive's death or disability, Executive shall also be entitled to receive a pro rata portion (calculated on the basis
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of a 365 day year) of the Executive's Target Bonus for the year in which such termination occurs.

         13. EXECUTIVE'S REPRESENTATIONS AND WARRANTIES. Executive represents and warrants to the Company as follows:

                  (a) Executive has the unfettered right to enter into this Agreement on the terms and subject to the conditions hereof, and Executive has not done or permitted to be done anything which may curtail or impair any of the rights granted to the Company herein.

                  (b) Neither the execution and delivery of this Agreement by Executive nor the performance by Executive of any of Executive's obligations hereunder constitute or will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.

         14. INDEMNIFICATION, ETC.. The Company agrees to hold harmless and promptly indemnify Executive to the fullest extent permitted by law against all damages and/or losses which Executive may suffer as a result of Executive's services as, and/or for activities engaged in by Executive while Executive is, an officer and/or employee of the Company or any affiliate thereof, including either paying or reimbursing Executive, promptly after request, for any reasonable and documented expenses and all attorneys' fees and costs actually incurred by Executive in connection with defending, or himself instituting and/or maintaining, any claim, action, suit or proceeding arising from circumstances to which the Company's above indemnification relates; provided, however, that no such indemnification shall be paid for damages or losses incurred by Executive that result from actions by Executive that Delaware law explicitly prohibits an employer from indemnifying its directors or employees against, including,
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without limitation, to the extent any such damages or losses arise through the gross negligence, bad faith or misconduct of Executive or the breach by Executive of any of Executive's obligations under or representations and warranties made pursuant to this Agreement. This indemnity shall survive the termination of this Agreement. The Company represents and warrants that it has $15 million of director's and officer's insurance available on that date hereof and that it will use its reasonable commercial efforts to maintain such policy throughout the Term.

         15. NOTICES. Any notice, consent, termination or other communication under this Agreement shall be in writing and shall be considered given on the date when hand delivered or, if sent by registered or certified mail, on the fifth day after such notice is mailed or, if sent by overnight courier guaranteeing overnight delivery, on the day after such notice is so sent, in each case to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

                           IF TO EXECUTIVE, TO EXECUTIVE AT:

                           Mr. Joseph V. Fischer
                           227 Sheridan Avenue
                           Ho-Ho-Kus, New Jersey 07423

                           IF TO THE COMPANY:

                           The Penn Traffic Company
                           1200 State Fair Boulevard
                           Syracuse, New York 13221
                           Attn:  Francis D. Price, General Counsel

                           WITH A COPY TO:

                           The Penn Traffic Company
                           411 Theodore Fremd Ave.
                           Rye, New York 10580
                           Attn:  Martin A. Fox, Vice Chairman - Finance
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         16. COMPLETE AGREEMENT AND MODIFICATION. This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company, supersedes all existing agreements or arrangements between them concerning Executive's employment, and can only be amended or modified by a written instrument signed by the Company and Executive.

         17. SEVERABILITY PROVISIONS. If any provision of this Agreement is declared invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all of the remaining provisions of this Agreement shall nevertheless continue in full force and effect and no provisions shall be deemed dependent upon any other provision unless expressly set forth herein.

         18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and performed entirely within such State.

         19. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         20. HEADING. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

         21. WITHHOLDING. Any amount payable under this Agreement shall be reduced by any amount that the Company is obligated by law or regulation to withhold in respect of any such payment.

         22. HEIRS, SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of, and be enforceable by, Executive's heirs and the Company's successors and assigns. The
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Company shall have the right to assign this Agreement or any part hereof or any rights hereunder to any successor-in-interest to the Company and to any affiliate of the Company; provided, however, that in the event of any such assignment the assignee shall expressly agree in writing to assume all of the Company's obligations under this Agreement, and Company shall remain secondarily liable to Executive for the performance of all such obligations.
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WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.

THE PENN TRAFFIC COMPANY


By:_________________________                      _____________________________
   Name:                                                 Joseph V. Fisher
   Title:
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                                   SCHEDULE A

                              RELOCATION ASSISTANCE


         The Company will pay, or reimburse Executive for, the following costs upon presentation of invoices or other satisfactory evidence thereof.

                  (i) The cost of packing, moving and unpacking (together with the cost of temporary storage, if required) of the household possessions of Executive and his family.

                  (ii) Executive's closing costs relating to the sale of Executive's present home at 227 Sheridan Avenue, Ho-Ho-Kus, NJ 07423 including a selling broker's commission equal to not more than 6% of the sale price.

                  (iii) Executive's closing costs relating to the purchase of a new home in the Syracuse area, including reimbursement of a loan origination fee or "points" equal to not more than 1% of the amount of any first mortgage loan obtained by Executive.

                  (iv) The cost for Executive and his family to make a reasonable number of trips of reasonable and appropriate duration to the Syracuse, New York area to make arrangements for permanent housing.

                  (v) The cost of suitable temporary living quarters for Executive and his family, as needed, until September 1, 1999.

                  (vi) If Executive closes the purchase of a new home in
Syracuse before closing the sale of his present home, the interest cost and property taxes on his present home for a period not to exceed 12 months from September 1, 1999.
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                                                                              21

                                    EXHIBIT A